UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 13, 2013

Date of Report

(Date of earliest event reported)

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35121	27-1840403
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 553-0555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 13, 2013, effective after the election of a new director described in paragraph (d) below, the Company accepted the retirement by resignation of each of the following directors: John G. Danhakl, Antony P. Ressler and Wilbur L. Ross, Jr.  After such retirements, the Company’s Board of Directors (the “ALC Board”) decreased the number of directors of the Company to seven, effective immediately.

(d) On December 13, 2013, the ALC Board elected Cheryl Gordon Krongard to the ALC Board, effective immediately, to serve until the Company’s 2014 Annual Meeting of stockholders and the election and qualification of her successor, or if earlier, until her death, resignation or removal from the ALC Board.

On December 13, 2013, the ALC Board also appointed Ms. Krongard and Robert A. Milton, a current director, as members of the Compensation Committee of the ALC Board and appointed Ian M. Saines, also a current director, as a member of the Audit Committee of the ALC Board.

Ms. Krongard will receive the standard compensation received by non-employee directors serving on the ALC Board.  The compensation was described in the Company’s definitive proxy statement on Schedule 14A filed on March 25, 2013 with the U.S. Securities and Exchange Commission.  As disclosed in the definitive proxy statement, an initial award of restricted stock units is granted to non-employee directors who join the ALC Board equal to $120,000 based on the closing price of the Company’s common stock on the day of grant which is the date of election to the ALC Board.

The press release announcing the retirements of Messrs. Danhakl, Ressler and Ross, Jr.; the election of Ms. Krongard as a director and new ALC Board committee assignments is attached as Exhibit 99.1 hereto.

Item 9.01                                           Financial Statements and Exhibits.

(d)   Exhibits

Exhibit 99.1                              Press Release dated December 13, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR LEASE CORPORATION

Date: December 13, 2013	/s/ Carol H. Forsyte
Carol H. Forsyte
Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

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